NON-BINDING MEMORANDUM OF UNDERSTANDING

This memorandum of understanding is made as of the 7th day of February, 2000,

BETWEEN:

          AUTOTOTE SYSTEMS, INC., a Delaware corporation,

          ("Autotote")

          and

          PLAYANDWIN, INC., a Nevada corporation,

          ("PWIN")

WHEREAS:

(A.) PWIN is a company listed on the NASD Over-The-Counter
     Bulletin Board ("OTC BB") whose business model is based on the creation of and delivery of new games within the global gaming environment. The games developed are, and will continue to be, delivered under license from Racingo Investments Ltd. through both off-line (on- and off-track betting facilities) ("On-and
Off-
     track Racingo") and on-line (Internet) ("On-Line Racingo") distribution channels.
(B.) PWIN helped to create and develop, and is licensed to operate, a pari-mutuel game known as "Racingo", which is a combination of horse racing, bingo and lottery game and is described on Exhibit A.
(C.) Autotote is a leading technology supplier and operator of wagering systems, related equipment and gaming venues in North America and around the world. Autotote provides technology, services and operations management primarily to two major segments of the industry: (i) pari-mutuel wagering; and (ii) government-sponsored or licensed lotteries.
(D.) The software for Racingo (the "Racingo Software"), as described on Exhibit B, has been developed for "the test market" by Autotote. The Racingo Software is fully functional and has been tested by Autotote at the Connecticut off-track betting facility meeting the beta test requirement.
(E.) The parties had become aware of U.S. Patent No. 5,518,239 owned by William H. Johnston, who also claimed common rights to the name "Racingo" and Exhibit C describes the procedures whereby PWIN has eliminated any patented claim by Mr. Johnston.
(F.) Autotote wishes to enter into a cross-license and joint marketing agreement with PWIN in support of the market launch of Racingo in North America initially, and to expand into international markets (the "Racingo Rollout"), and PWIN wishes to enter into such an agreement with Autotote for the same purpose.

This memorandum of understanding ("Memorandum") will confirm the nature and extent of the parties' discussions to date in respect of the proposed joint venture. The parties intend to proceed to the drafting and execution of definitive formal agreements in respect of all of the essential elements of such transactions. This Memorandum is not intended to be legally binding, pending the execution of definitive formal agreements. This Memorandum confirms that as of the date hereof, the parties have agreed as follows:

A.   Responsibilities:

1.   PWIN shall be responsible for:

     a.)  establishing PWIN corporate offices in the United
States,
          Europe and Asia as are required to support the Racingo
Rollout;
b.)  determining sales and marketing strategies for Racingo;
c.) funding of all sales and marketing programs for Racingo; d.) providing personnel and materials for racetrack promotional programs;
e.) continuing development and enhancements to Racingo in conjunction with the Autotote development team; and f.) establishing a fund for million-dollar (US$) jackpots ( the "Jackpot Pool").

Autotote shall be responsible for:

     a) providing to PWIN, at no extra cost, full and exclusive use of the Racingo Software for On-Line Racingo and On- and Off-track Racingo only (as circumscribed by the licenses therefor granted to PWIN by Racingo Investments Ltd.), it being understood that the foregoing versions of Racingo include any "fantasy" Racingo variants (not based on actual bets) conducted at or through their respective venues;

     b) providing to PWIN technology (software and hardware) for common pool wagering for On-Line Racingo worldwide, and for On- and Off-track Racingo in North America and in such other territory for which PWIN may obtain a license to conduct and market On- and Off-track Racingo;

     c) providing hosting and interface services for On- and Off-track Racingo in the United States of America, and in such other territory for which PWIN may obtain a license to conduct and market On- and Off-track
          Racingo, through one or more Autotote servers
          ("Autotote Hubs");

     d)   providing hosting and interface services for On-Line
          Racingo worldwide through one or more Autotote Hubs;

     e) providing PWIN, on a monthly basis, with a statement of work outlining any additional developments or enhancements required for the Racingo Software and the costs associated with this work. PWIN shall approve all such developments, enhancements and costs on an ongoing basis prior to the work commencing;

     f) completing of upgrades required to the Autotote software to ensure seamless integration of Racingo into the Autotote Hubs;

     g) during the installation and testing of the Racingo Software on the Autotote Hubs, and the construction and testing of the Autotote Hubs containing the Racingo Software (collectively known as the "Racingo System"), Autotote shall implement adequate quality assurance procedures to ensure that the Racingo System operates in accordance with normal totalisator standards, and such quality control procedures shall include but not be limited to:

          i) unit testing - as individual components are developed, they will undergo testing routines as unique entities; and

          ii) system testing - as soon as the Racingo System is complete, each unit is integrated and becomes a fully functional part of the system and is tested as part of the system;

     h) making such filings as are required to approve the Racingo Software for gaming license purposes on a State by State basis;

     i)   Autotote will use reasonable efforts to represent
          Racingo to the pari-mutuel industry in the most favorable manner possible;

     j) using existing personnel on a full-time basis to schedule and coordinate the Racingo wager, and using reasonable efforts to ensure that Racingo has a large and competitive field size;

     k) providing accounting services to handle payments to tracks, money room transfers, royalties, commissions to partners, direct and indirect expenses. Monthly expenses will be completed and analyzed and provided to PWIN in both hard copy and electronic formats so that PWIN can load the data into its computer system;

     l) electronically transmitting Racingo programs to participating sites;

     m) providing PWIN with restricted computer access and reports in the Autotote system in order that analysis of wagering trends and racing products are available. PWIN and Autotote shall review these analyses in order to determine the most popular signals, the largest possible fields for the Racingo product and develop new ways to build wagering on the bet;

     n)   providing telephone betting service in the United
          States to wager on Racingo;

     o) including Racingo information on the Connecticut web site (_______________); and

     p) posting official Racingo results on the Connecticut web site as well as past performance lines and upcoming
          Racingo events.

B.   Software

1. Autotote agrees to place the source code for the most recent version of the Racingo Software in escrow ( the "Escrow
Copy")
     with a mutually agreed upon escrow agent, such copy to be updated for all new developments, enhancements, bug fixes or other necessary changes on a quarterly basis. Upon the insolvency
or
     bankruptcy of Autotote or the making of an assignment to its creditors:

     a) ownership of the Racingo Software and of all intellectual property rights therein shall automatically vest in PWIN without any further action on the part of Autotote or PWIN;

     b)   the Escrow Copy shall be released to PWIN; and

     c) PWIN shall grant to Autotote a non-exclusive license to use the Racingo Software.

2. Subject to the provisions of section B.1 above, Autotote shall remain at all times the owner of the intellectual property
     rights to the Racingo Software.
3. PWIN shall use reasonable efforts to cause Racingo Investments Ltd. to enter into definitive formal agreements with PWIN and Autotote, whereby Racingo Investments Ltd. will enter into the same definitive formal agreements with Autotote that Autotote will enter into with PWIN pursuant to this Memorandum, on the same terms, upon the occurrence of the earlier of the following events:

     a) PWIN breaches any material term of a definitive formal license to use the Racingo Software to be granted by Autotote, and such breach continues uncured for a period of sixty (60) days;

     b)   PWIN's licenses for On-Line Racingo and On- and Off-
          Track Racingo are terminated, other than by the expiry of the term of said licenses; or

     c) PWIN becomes insolvent or bankrupt or makes an assignment to its creditors.

4.   a)   If PWIN breaches any material term of any definitive
     formal agreement to be entered into by PWIN and Autotote, and such breach continues uncured for a period of sixty (60) days, said agreement(s) shall be terminated forthwith upon notice by Autotote.

     b) If Autotote breaches any material term of any definitive formal agreement to be entered into by PWIN and Autotote, and such breach continues uncured for a period of sixty (60) days, said agreement(s) shall be terminated forthwith upon notice by PWIN.

     c) No breach by Autotote of any provision in a definitive formal agreement to be entered into by Autotote and PWIN dealing with the services to be provided by Autotote under s.A.2.(b)-(p) shall in any way affect PWIN's license to use the Racingo Software.

C.   Representations and Warranties

1. In the definitive formal agreements Autotote shall provide such representations and warranties to the PWIN on various matters usual in technology and services agreements, including as
     follows:

     a.) accurate accounting and sales operations will be conducted by Autotote for PWIN;
b.) the PWIN Racingo System shall operate in accordance with standard totalisator service practices including liquidated damages (applicable to both parties), a daily and yearly cap on liability and exclusion of Incidental and Consequential damages; c.) accurate data will be produced with respect to the Racingo System;
d.) it has sufficient redundant systems to ensure that the Racingo System is operational on the above described bases; and e.) obtain a gaming license for Racingo in each state where it is required by law.

2. In the definitive formal agreements PWIN shall provide such representations and warranties to Autotote on various matters usual in technology and services agreements, including as following:

     a.) it shall at all times maintain no less than US$1 million in the Jackpot Pool as of the commencement of the Racingo
Rollout;
b.) it will have available US$3 million for the launch and marketing programs for the Racingo Rollout; and c.) the representations and warranties made in Schedule "C" hereto are true and accurate as of the date hereof.

D.   Financial Statements

1. Autotote will provide PWIN with audited financial results of Racingo on an annual basis.
2. PWIN shall have the right to examine the records of Autotote with respect to Racingo at any time on ten days' notice. This examination shall be at PWIN's costs unless the examination shall determine errors of greater than a 5% margin resulting therefrom, in which case Autotote shall bear PWIN's examination costs.

E.   Fees

1. Autotote shall receive a fee equal to 23% of PWIN's gross revenues (the "Take-Out") from the sale of On-Line Racingo worldwide, and from the sale of On- and Off-track Racingo in the
     United States of America and such other jurisdiction for which
     PWIN may obtain a license to conduct or market On- and Off-track
     Racingo (i.e. if PWIN has a Take-Out of 6.5% of wagers then Autotote shall receive a fee equal to 1.5% of wagers).This clause
     is subject to a minimum fee of 1.25% of all wagers on Racingo for
     Autotote.
2. In the case of any sale of On-Line Racingo or On- and Off-track Racingo for which Autotote is not the tote supplier, then:

     a.)  the above fees will not apply;
b.) PWIN will still be allowed to use the Racingo Software for such On-Line Racingo or On- and Off-track Racingo; and c.) Autotote will receive 5% of PWIN's gross revenues from each such sale.

3. If Autotote provides Racingo to a racing track for which it is not the pari-mutuel supplier it shall be entitled to charge
     that track a transaction or interface fee of 0.125%.

F.   Term

  The term of the definitive formal agreements shall be five (5)
  years with PWIN's option to renew for an additional five (5) years.

G.   Non-competition

  During the term of this agreement, Autotote shall not, either alone or in partnership or with any other person, firm or corporation, as principal, agent, shareholder or in any other manner carry on or be engaged in or concerned with or interested in, directly or indirectly, or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any person, firm or corporation engaged in or interested in any business which sells, licenses, distributes or otherwise markets products similar to Racingo anywhere in the world. PWIN will not, without Autotote's consent, conclude any arrangement similar to the one described herein with any other person or entity.

H.   Confidential Information

  The parties acknowledge the confidential nature of information furnished by each party hereunder in order to carry business as contemplated by this agreement ("Confidential Information"). Each party agrees not to use or disclose any of the Confidential Information except for the purposes contemplated by this agreement. Each party further acknowledges that irreparable harm and damage will result if any of the Confidential Information is improperly used or disclosed. In the event of a breach or threatened breach of this provision, each party shall, in addition to any other remedies which may be available, be entitled to injunctive and other equitable relief in any court of competent jurisdiction. Confidential Information shall not include information in the public domain, rightfully acquired by a third party, already known or internally developed without breach of this agreement.

I.   Intellectual Property Indemnity

  PWIN will indemnify and hold Autotote harmless from any claim, suit or proceeding brought against it based on a claim that PWIN has infringed or is infringing any third party's trademark, copyright, patent or other intellectual property right in or with respect to Racingo, or misappropriated a third party's trade secrets ("Claim") concerning Racingo, including but not limited to U.S. Patent No. 5,518,239 owned by William H. Johnston and/or Winning Games Inc., and U.S. Trademark application No. 75/331,278.

J.   General

  Within 72 hours of the execution of this non-binding memorandum of understanding, the execution of this memorandum shall be announced to the public in a press release approved by both PWIN and Autotote. PWIN and Autotote shall make all public announcements relating to Racingo jointly, and all such public announcements shall be approved by both PWIN and Autotote prior to publication.

K.  Binding Effect and Assignability.

  This memorandum of understanding is binding upon the successors of each Party and is not assignable.

L.  Governing Law.

  This agreement shall be construed and governed in accordance with the internal laws of the State of New York.

M.   Severability.

  Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction.

N.   Counterparts.

  This agreement may be executed in one or more counterparts and all such counterparts shall constitute an agreement binding on all parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

O.   Compliance.

  PWIN specifically acknowledges that Autotote is subject to the gaming and licensing requirements of various jurisdictions and is obliged to take reasonable efforts to determine the suitability of its business associates. PWIN agrees to cooperate fully with Autotote in providing it with any information, of whatever nature, that Autotote deems necessary or appropriate in assuring itself that PWIN possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming industry and specifically represents that there is nothing in PWIN's background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. This contract is subject to the approval of Autotote Corporation's Corporate Compliance Committee. If, during the term of the contract, Autotote is notified by any regulatory agency that the conduct of business with PWIN will jeopardize Autotote's license or ability to be licensed or if Autotote concludes that PWIN fails to meet the above criteria, this contract shall terminate upon written notice by Autotote.

P.   Board Approval.

  Any final agreements shall be subject to the approval of each party's respective Board of Directors.

IN WITNESS WHEREOF, each of the parties has caused this agreement to be signed in its respective name by one or more of its officers thereunto duly authorised, as of the date first above written.

                                   AUTOTOTE SYSTEMS, INC.
Per: /s/ Brooks Pierce
Brooks Pierce, President

                                   PLAYANDWIN, INC.
Per: Stewart Garner
Stewart Garner, President

                           EXHIBIT "A"
                             RACINGO

                           EXHIBIT "B"
                        RACINGO SOFTWARE

                           EXHIBIT "C"
      THE STATUS OF WILLIAM H. JOHNSTON'S CLAIMS TO RACINGO

William H. Johnston applied for and obtained U.S. Patent No. 5,518,239 dated May 21, 1996 for a racing lottery sweepstakes game called "RACINGO". He assigned this patent to Winning Games Inc., an Illinois company that he controls. Winning Games Inc. applied for a trademark over "RACINGO" in the U.S., application no. 75/331,278.

Winning Games Inc., Paccanus Inc., and P.E.S.T. Creative Gaming Corporation formed Racingo Investments Ltd., a Nevada company owned by the three of them, and entered into a shareholders' agreement to govern their ownership of Racingo Investments. Winning, Paccanus and P.E.S.T. then entered into a Master License Agreement dated October 7, 1999, under which they gave to Racingo Investments an exclusive twenty (20) year license to sell, market, and use the Racingo game, and all patents, trademarks, copyrights and other intellectual property rights associated with Racingo. By the terms of the Master License Agreement, Winning, Paccanus and P.E.S.T. are precluded from carrying on any business involving Racingo or any game similar to Racingo.

Racingo Investments then granted to Playandwin, Inc., an exclusive license for on-line (Internet) Racingo and an exclusive license for on- and off-track Racingo ("land-based Racingo").